Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES FDA COMPLETE RESPONSE LETTER

FOR METOZOLV™ ODT

RALEIGH, NC, February 26, 2009 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) announced that earlier today Wilmington Pharmaceuticals received a complete response letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) for METOZOLV ODT (metoclopramide hydrochloride) Orally Disintegrating Tablets, 5 mg and 10 mg. Also today, in a separate action, the FDA issued a class-wide requirement for all manufacturers of metoclopramide in the United States to provide a risk evaluation and mitigation strategy (REMS) for their products. As a consequence of this action, the FDA indicated in today’s complete response letter that a REMS for METOZOLV ODT is required prior to approval of the NDA. Commenting on today’s action, Bill Forbes, PharmD, Vice President, Research and Development, Chief Development Officer, Salix, stated, “We are pleased to announce that the Agency has completed its review of the application and, with the exception of the REMS requirement, all substantive questions and issues surrounding the METOZOLV ODT application have been resolved. In regard to the metoclopramide class-wide requirement for a REMS, the issue involves an adverse event of metoclopramide known as tardive dyskinesia, that is widely-known among healthcare professionals and is well-documented in the literature and current labeling of metoclopramide products. The decision of the FDA to elevate the warnings surrounding tardive dyskinesia to a boxed warning on the package insert requires the issuance of a medication guide that will be distributed to patients and healthcare professionals to better educate as to the proper use of metoclopramide. We intend to submit this newly-required item by mid March and will work with the FDA to expedite the approval of METOZOLV ODT.”

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. METOZOLV™ ODT (metoclopramide), vapreotide acetate and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review by the FDA of applications and submissions; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; our need to return to profitability; generic and other competition; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.